EXHIBIT 99.5

                              MERCURY FINANCE COMPANY
                                 AND SUBSIDIARIES
                            Consolidated Balance Sheet
                              as of December 31, 1996



                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


  To the Board of Directors and Shareholders of Mercury Finance Company:


  We have audited the accompanying consolidated balance sheet of Mercury Finance Company and subsidiaries as of December 31, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform our audit in order to obtain reasonable assurance about whether the balance sheet is free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Mercury Finance Company and subsidiaries as of December 31, 1996, in conformity with generally accepted accounting principles.

  As further discussed in Notes 1 and 4 to the balance sheet, effective in 1996, the Company changed its methodology for evaluating the adequacy of the allowance for finance credit losses by adopting a static pooling methodology.

  The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statement, on January 29, 1997 the Company announced accounting irregularities, discovered subsequent to December 31, 1996, causing it to violate its debt covenants which curtailed the availability of credit and caused the Company to miss scheduled debt payments. Also, as discussed in
  Note 14, the Company incurred significant losses in 1996 and is continuing to incur losses in 1997. In addition, as further described in Note 8, the Company has been named as a defendant in litigation generally arising from the restatement of earnings for 1995 and interim earnings for 1996 as a result of the accounting irregularities. The Securities and Exchange Commission and the United States Attorney for the Northern District of Illinois have also commenced investigations. Management's plans with regard to these matters are described in Notes 8 and 14. These matters raise substantial doubt about the Company's ability to continue as a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.


  ARTHUR ANDERSEN LLP

  Chicago, Illinois
  May 13, 1997 (except with respect to the matter discussed in Note 8, paragraph 5, as to which the date is July 11, 1997)


     Consolidated Balance Sheet



     (dollars in thousands)                                                                                          December 31,
                                                                                                                            1996






     Assets

        Cash and cash equivalents                                                                                        $20,957

        Short-term investments (at amortized cost which
           approximates fair value)                                                                                       43,411

        Investments available-for-sale, at fair value                                                                    161,781

        Investments held-to-maturity, at cost (fair value of
           $8,025)                                                                                                         7,765


        Finance Receivables                                                                                            1,160,423

           Less allowance for finance credit losses                                                                      (97,762)
           Less nonrefundable dealer reserves                                                                            (89,378)

        Finance receivables, net                                                                                         973,283


        Deferred income taxes, net                                                                                        33,356

        Income taxes receivable                                                                                           53,764

        Premises and equipment (at cost, less accumulated depreciation
           of $8,090)                                                                                                      7,266

        Goodwill                                                                                                          14,463

        Reinsurance receivable                                                                                            93,458

        Deferred acquisition costs and present value of future profits                                                    62,809

        Other assets (including repossessions)                                                                            71,047

                Total Assets                                                                                          $1,543,360


     Liabilities and Shareholders' Equity


     Liabilities

        Senior debt, commercial paper and notes                                                                         $525,051

        Senior debt, term notes                                                                                          488,625

        Subordinated notes                                                                                                22,500

        Accounts payable and other liabilities                                                                            81,282

        Unearned premium and claim reserves                                                                              239,573

        Reinsurance payable                                                                                               17,444

                Total Liabilities                                                                                      1,374,475



     Contingencies (Note 8)


     Shareholders' Equity

        Common stock - $1.00 par value per share:

           300,000,000 shares authorized
           177,719,447 shares outstanding                                                                                177,719

        Paid in capital                                                                                                    6,539

        Retained earnings                                                                                                 37,349

        Unrealized appreciation on available-for-sale securities,
           net of tax                                                                                                        942

        Treasury stock - 5,402,957 shares, at cost                                                                       (53,664)

           Total Shareholders' Equity                                                                                    168,885

           Total Liabilities and Shareholders' Equity                                                                 $1,543,360




     See accompanying notes to consolidated financial statements.



                     NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                          December 31, 1996 (as restated)
                              (dollars in thousands)

  1)  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
  Mercury Finance Company ("Mercury" or the "Company") is a consumer finance company doing business in 31 states through 287 offices under its own name and through its subsidiaries MFC Finance Company, MERC Finance Company, Gulfco Investment Inc. and subsidiary and Midland Finance Co. (the "consumer finance subsidiaries"). The Company also offers certain insurance services through its subsidiary, Lyndon Property Insurance Company and subsidiaries ("Lyndon"). The Company's borrowers generally would not be expected to qualify for traditional financing, such as that provided by commercial banks or automobile manufacturers' captive finance companies.

  BASIS OF PRESENTATION
  The accounting and reporting policies of Mercury conform to generally accepted accounting principles for the finance and insurance industries. The consolidated financial statement include the accounts of the Company, the consumer finance subsidiaries and Lyndon. All significant intercompany accounts and transactions have been eliminated.

  REVENUE RECOGNITION - CONSUMER FINANCE SUBSIDIARIES
  Finance charges on precomputed loans and sales finance contracts (collectively referred to as "precompute accounts") are credited to unearned finance charges at the time the loans and sales finance contracts are made or acquired. Interest income is calculated using the interest (actuarial) method to produce constant rates of interest (yields). If a precompute account becomes greater than 60 days contractually delinquent and no full contractual payment is received in the month the account attains such delinquency status, the accrual of income is suspended until one or more full contractual monthly payments are received. Interest on interest bearing loans and sales finance contracts is calculated on a 360-day year basis and recorded on the accrual basis; accrual is suspended when an account is 60 or more days contractually delinquent. Late charges and deferment charges on all contracts are taken into income as collected. Fees and other income are derived from the sale of other products and services.

  INSURANCE OPERATIONS
  In conjunction with their lending practices, the consumer finance subsidiaries, as agents for Lyndon and unaffiliated insurers, offer credit life, accident and health and property insurance to borrowers who obtain finance receivables directly from the consumer finance subsidiaries, and to borrowers under sales finance contracts and financing contracts purchased from merchants and automobile dealers. Commissions on credit life, accident and health and property insurance from unaffiliated insurers are earned by Mercury over the average terms of the related policies on the sum-of-the months digits method. See Note 2 for a discussion of the disposition of Lyndon.

  Lyndon is engaged in the business of reinsuring and direct writing of credit life, accident and health and various other property and casualty insurance policies issued to borrowers under direct consumer loan and sales finance contracts originated by Mercury and other companies. The policies insure the holder of a sales finance contract or other debt instrument for the outstanding balance payable in the event of death or disability of the debtor. Insurance premiums are earned over the life of the contracts principally using pro-rata and sum-of-the months digits methods or in relation to anticipated benefits to the policy holders.

  Lyndon has established policy liabilities and claim reserves. The claim reserves are based upon accumulated estimates of claims reported, plus estimates of incurred but unreported claims.

  FINANCE RECEIVABLES, ALLOWANCE FOR FINANCE CREDIT LOSSES AND NONREFUNDABLE DEALER RESERVES
  Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. Finance receivables consist of contractually scheduled payments from sales finance contracts net of unearned finance charges, direct finance receivables and credit card receivables. The Company's borrowers typically have limited access to traditional sources of consumer credit due to past credit history or insufficient cash to make the required down payment on an automobile. As a result, receivables originated or acquired by the Company are generally considered to have a higher risk of default and loss than those of other consumer financings.

  SFAS 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases," requires that loan origination and commitment fees and certain direct loan origination costs be deferred and amortized as an adjustment to the related loan's yield. Mercury has not adopted the provisions of this statement because adoption would not have a material effect on the Company's reported results of operations or financial condition.

  Unearned finance charges represent the balance of finance income (interest) remaining from the capitalization of the total interest to be earned over the original term of the related precompute account.

  Mercury acquires a majority of its sales finance contracts from dealers at a discount. The level of discount is based on, among other things, the credit risk of the borrower. The discount, which is the difference between the amount financed and the acquisition cost, represents nonrefundable dealer reserves which are available to absorb future credit losses over the life of the acquired loan. Historical loss experience on the Company's sales finance receivables has shown that the acquisition discount recorded as nonrefundable dealer reserves is not adequate to cover potential losses over the life of the loans. Effective January 1, 1996, Mercury adopted a new reserving methodology commonly referred to as "static pooling". The static pooling reserving methodology allows Mercury to stratify components of its sales finance receivables portfolio (i.e., nonrefundable dealer reserves, principal loan balances, and related loan charge-offs) into separately identified and chronologically ordered monthly pools. A portion of the dealer reserve is made available to cover estimated credit losses for each identified monthly pool based on a pro rata calculation over the weighted average term of each specific pool.

  The allowance for credit losses is maintained by direct charges to operations in amounts that are intended to provide adequate reserves on the Company's finance receivables portfolio to absorb possible credit losses incurred on loans that are considered to be impaired in excess of the available nonrefundable dealer reserves. Management evaluates the allowance requirements by examining current delinquencies, the characteristics of the accounts, the value of the underlying collateral, the availability of the nonrefundable dealer reserves to absorb credit losses on impaired loans and general economic conditions and trends.

  The Company applies SFAS 114 and 118, which address the accounting by creditors for impairment of a loan and related income recognition and disclosures. In accordance with SFAS 114, the Company's approach for estimating losses results in a measure of impairment based on discounting expected future cash flows (including the anticipated proceeds from repossessed collateral) at the loan's original yield. If the measure of the impaired receivable is less than the net recorded investment in the receivable, the Company recognizes an impairment by creating an additional allowance for finance credit losses in excess of the nonrefundable dealer reserves available to absorb losses, with a corresponding charge to provision for finance credit losses. Generally, the Company considers receivables more than 60 days contractually delinquent to be impaired. The method previously used by the Company analyzed reserve adequacy on a total portfolio basis.

  Direct installment loans on which no payment is received within 149 days, on a recency basis, are charged off. Sales finance accounts (net of unearned finance charges) which are contractually delinquent 150 days are charged off monthly before they become 180 days delinquent. Accounts which are deemed uncollectable prior to the maximum charge-off period are charged off immediately. Management may authorize a temporary extension if collection appears imminent during the next calendar month.

  INVESTMENTS
  The Company classifies its investments as held-to-maturity securities and available-for-sale securities. Held-to-maturity securities are reported at cost, adjusted for amortization of premium or discount, and available-for-sale securities are reported at fair value with unrealized gains and losses excluded from earnings and reported in a separate component of stockholder's equity, net of applicable income taxes.

  Fair values for held-to-maturity and available-for-sale fixed maturity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services. Short-term investments are carried at cost, which approximates their fair value. Realized gains and losses from sales or liquidation of investments are determined using the specific identification basis.

  PREMISES AND EQUIPMENT
  Premises and equipment are carried at cost, less accumulated depreciation, and are depreciated on a straight-line basis over their estimated useful lives.

  REINSURANCE ACTIVITIES
  In the normal course of business, Lyndon assumes and cedes reinsurance on both a pro rata and excess basis. Reinsurance provides greater diversification of business and limits the maximum net loss potential arising from large claims. Although the ceding of reinsurance does not discharge an insurer from its primary legal liability to a policy holder, the reinsuring company assumes the related insurance risk. Lyndon monitors the financial condition of its reinsurers on a periodic basis.

  DEFERRED ACQUISITION COSTS AND PRESENT VALUE OF FUTURE PROFITS
  Policy acquisition costs, representing commissions, premium taxes and certain other underwriting expenses, are deferred and amortized over policy terms. Estimates of future revenues, including investment income and tax benefits, are compared to estimates of future costs, including amortization of policy acquisition costs, to determine if business currently in force is expected to result in a net loss. No revenue deficiencies have been determined in the periods presented. The present value of future profits represents the portion of the purchase price of Lyndon allocated to the future profits attributable to the insurance in force at the date of acquisition. The present value of future profits is amortized in relationship to the expected emergence of such future profits.

  INCOME TAXES
  The Company and its subsidiaries file a consolidated federal income tax return and individual state tax returns in most states.

  Mercury recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  The Company evaluates reserves for deferred tax assets to determine whether they are deemed to be likely of realization. In making its determination, management considers the possible recovery of taxes already paid but does not assume the generation of additional taxable income in the future. No reserves against deferred tax assets were considered necessary in 1996.

  IMPAIRMENT OF LONG-LIVED ASSETS
  At each balance sheet date, the Company evaluates the realizability of goodwill (and other intangibles) based on expectations of non-discounted cash flows and operating income for each subsidiary having a material goodwill balance. Based on the most recent analysis, the Company believes that no material impairment of goodwill exists at December 31, 1996.

  STOCK-BASED COMPENSATION
  The Company accounts for stock-based compensation under the provisions of SFAS 123. This statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting. The Company has elected, as permitted under SFAS 123, to continue to measure compensation cost for its plan using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25.

  RECENT ACCOUNTING PRONOUNCEMENTS
  SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" is effective for all transactions occurring after December 31, 1996. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. As the Company does not sell receivables, there will be no impact to the financial statements upon the adoption of SFAS 125.

  In February 1997, the FASB issued SFAS 128, "Earnings per Share" and SFAS 129, "Disclosure of Information about Capital Structure". SFAS 128 establishes standards for computing and presenting earnings per share. SFAS 129 establishes standards for disclosing information about an entity's capital structure. These statements are effective for financial statements issued for periods ending after December 15, 1997. Management does not expect the adoption of these statements to have a significant impact on the financial position and results of operations of the Company.

  USE OF ESTIMATES
  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The accounts which are subject to such estimation techniques include the allowance for finance credit losses as more fully discussed in Note 4. Actual results could differ from these estimates.

  2)  DISPOSITIONS
  As a result of the matters described in Notes 8 and 14, subsequent to December 31, 1996, Lyndon's claims paying ability was downgraded by A.M. Best to a rating of B with negative implications. This action, together with regulatory concerns and the liquidity needs of Mercury, caused Mercury to decide to dispose of its investment in Lyndon. On March 28, 1997, Mercury executed a Stock Purchase Agreement Between Mercury Finance Company and Frontier Insurance Group, Inc. ("Frontier") for the sale of Lyndon to Frontier. The sale is expected to result in a loss to Mercury of approximately $28 million. This loss will be reflected in Mercury's first quarter 1997 consolidated statement of income. Management has determined that it is in the best interest of the Company to remain in the insurance business and anticipates forming a new captive insurance subsidiary during 1997. As a result, the sale of Lyndon will not be considered the discontinuation of a business. The loss associated with the sale of Lyndon will not be tax deductible to the Company as a loss on the sale of a consolidated subsidiary is, under certain circumstances, not allowed for tax purposes.

  3)  INVESTMENTS
  The amortized cost, gross unrealized gains and losses and approximate fair values for available-for-sale and held-to-maturity securities by major security type at December 31, 1996, were as follows (dollars in thousands):


                                       Gross              Gross           Estimated
                                    Amortized        Unrealized         Unrealized          Market
                                       Cost             Gains             Losses             Value


    December 31, 1996
    AVAILABLE-FOR-SALE:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                  $  9,490          $    13              $ (78)         $  9,425
      Obligations of states and
        political subdivisions          68,397            1,378               (391)           69,384
      Corporate securities              63,629              882               (443)           64,068
      Mortgage backed
        securities                      18,816              166                (78)           18,904
    Total available-for-sale          $160,332          $ 2,439              $(990)         $161,781

    HELD-TO-MATURITY:
      U.S. Treasury securities
        and obligations of U.S.
        Government corporations
        and agencies                    $2,833             $ 17               $(31)           $2,819
      Obligations of states and
        political subdivisions           3,787               75                 (1)            3,861
      Corporate securities                 850               33                  0               883
      Other securities                     295              174                 (7)              462
    Total held-to-maturity              $7,765             $299               $(39)           $8,025


  At December 31, 1996, the amortized cost and estimated market value of available-for-sale and held-to-maturity securities are shown below (dollars in thousands). Actual maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                         Estimated
                                                        Amortized         Market
                                                          Cost            Value


    December 31, 1996
    AVAILABLE-FOR-SALE
    Due in one year or less                              $ 13,747       $ 13,291
    Due after one year through five years                  54,042         54,377
    Due after five years through ten years                 29,012         29,568
    Due after ten years                                    44,715         45,641
    Mortgage-backed securities                             18,816         18,904
      Total available-for-sale                            160,332        161,781
    HELD-TO-MATURITY
    Due in one year or less                                   681            685
    Due after one year through five years                   3,022          3,036
    Due after five years through ten years                  2,460          2,504
    Due after ten years                                     1,602          1,800
      Total held-to-maturity                                7,765          8,025
      Total debt investment securities                   $168,097       $169,806


  4)  FINANCE RECEIVABLES
  Direct loans generally have terms of 12 to 24 months with maximum terms of 36 months; secured loans are generally collateralized by real or personal property. Sales finance contracts are generally accounted for on a discount basis and generally have terms of 18 to 36 months with maximum terms of 48 months. Mercury Card receivables are mainly unsecured balances. The Company's finance receivables are primarily with individuals located in the southeastern, central and western United States. As of December 31, 1996, approximately 19.9%, 18.9% and 9.6% of finance receivables were from branches located in Florida, Texas and Louisiana, respectively. Loans outstanding at December 31, 1996, were as follows (dollars in thousands):


                                                          1996


    DIRECT FINANCE RECEIVABLES
      Interest bearing                                 $   25,117
      Precompute                                          127,516
    Total direct finance receivables                      152,633
    SALES FINANCE RECEIVABLES
      Total sales finance receivables                   1,159,848
    Total gross finance receivables                     1,312,481
    Less:  Unearned finance charges                      (228,405)
           Unearned commissions,
             insurance premiums and
             insurance claim reserves                      (7,253)
    Total net finance receivables                       1,076,823
    UNSECURED CREDIT CARD
      Total unsecured credit card                          83,600
    Total finance receivables                          $1,160,423


  Included in finance receivables at December 31, 1996, were $69,507 of receivables for which interest accrual had been suspended. Repossessed assets held for resale primarily consists of repossessed vehicles awaiting liquidation. Repossessed assets are carried at estimated fair value. At December 31, 1996, repossessed assets of approximately $6,700 were awaiting liquidation. Included are vehicles held for resale, vehicles which have been sold for which payment has not been received and unlocated vehicles (skips), the value of which may be reimbursed from insurance. Contractual maturities of the finance receivables by year are not readily available at December 31, 1996, but experience has shown that such information is not an accurate forecast of the timing of future cash collections due to the amount of renewals, conversions, repossessions, or payoffs prior to actual maturity.

  Principal cash collections (excluding finance charges earned) for the year ended December 31, 1996, were as follows (dollars in thousands):


                                                    1996


    DIRECT FINANCE RECEIVABLES
    Principal cash collections                    $125,494
    Percent of average net balances                 96.62%

    SALES FINANCE RECEIVABLES
    Principal cash collections                    $646,481
    Percent of average net balances                 64.83%


  At the direction of new management in 1997, a thorough review of the finance receivable portfolio was performed which resulted in substantial additional provisions for finance credit losses in 1996. Effective January, 1996, Mercury converted to a more sophisticated portfolio manager software system, which enables the Company to perform a more comprehensive loan analysis. As further discussed in Note 1, effective in 1996 the Company adopted static pooling. In management's view, static pooling provides a more sophisticated and comprehensive analysis of the adequacy of the reserves and is preferable to the method previously used. Due to the thorough review of the finance receivables portfolio performed by new management, the improved analytical capability provided by the new loan accounting system and the loss statistics compiled during 1996 which were not previously available, the Company is unable to separately quantify the impact of adopting static pooling.

  As a part of its adoption of the static pooling reserving methodology, the Company adjusted its newly identified nonrefundable dealer reserve pools to eliminate any negative pools, (i.e., those where related loan charge-offs exceeded available nonrefundable dealer reserve pool balances), and to reflect certain previous sales finance charge-offs as reductions in dealer reserves as opposed to reductions in the allowance for finance credit losses. The net effect of these adjustments was to increase nonrefundable dealer reserves by $74 million and decrease the allowance for finance credit losses by a corresponding amount.

  5)  SENIOR AND SUBORDINATED DEBT AND LINES OF CREDIT
  As a result of the 1996 net loss, accounting irregularities, and related matters, Mercury violated its debt and financial covenants permitting the holders of its Senior Term Notes and Subordinated Debt to accelerate all such debt which, if accelerated, would result in all of such debt being currently due and payable. In addition, the Company is no longer permitted by the terms of certain debt instruments to pay dividends. Senior and subordinated debt at December 31, 1996, consisted of the following (assuming that the Company remained in compliance with its debt covenants)(dollars in thousands):


                             1996


    SENIOR DEBT, COMMERCIAL PAPER AND NOTES  $525,051

    SENIOR DEBT, TERM NOTES
    Due 1996 - interest rate 9.00%            $      0
    Due 1996 - interest rate 6.41%                   0
    Due 1996 - interest rate 7.13%                   0
    Due 1997 - interest rate 7.67%              15,000
    Due 1997 - interest rate 8.15%              17,500
    Due 1997 - interest rate 6.29%              24,000
    Due 1997 - interest rate 7.13%                 125
    Due 1997 - interest rate 6.41%              40,000
    Due 1998 - interest rate 6.70%              35,000
    Due 1998 - interest rate 6.16%              76,000
    Due 1998 - interest rate 8.62%              20,000
    Due 1998 - interest rate 8.50%              10,000
    Due 1998 - interest rate 7.13%               1,000
    Due 1998 - interest rate 7.16%              25,000
    Due 1999 - interest rate 6.56%              20,000
    Due 1999 - interest rate 6.76%              31,000
    Due 1999 - interest rate 7.33%              30,000
    Due 2000 - interest rate 6.66%              10,000
    Due 2000 - interest rate 6.94%              15,000
    Due 2000 - interest rate 7.42%              58,000
    Due 2001 - interest rate 7.02%              10,000
    Due 2001 - interest rate 7.50%              30,000
    Due 2002 - interest rate 7.14%               4,000
    Due 2002 - interest rate 7.59%              17,000
    TOTAL SENIOR DEBT, TERM NOTES             $488,625

    SUBORDINATED DEBT
    Due 1996 - interest rate 9.76%            $      0
    Due 1996 - interest rate 10.86%                  0
    Due 1997 - interest rate 9.76%              12,000
    Due 1997 - interest rate 10.86%              3,000
    Due 1998 - interest rate 10.86%              7,500
    TOTAL SUBORDINATED DEBT                   $ 22,500


  The following table sets forth information with respect to future maturities of senior and subordinated debt at December 31, 1996 (assuming that the Company remained in compliance with its debt covenants) (dollars in thousands):


                Senior Debt
                Commercial      Senior Debt    Subordinated
               Paper & Notes     Term Notes        Debt           Total


    1997        $ 525,051        $ 96,625      $ 15,000          $  636,676
    1998             -            167,000         7,500             174,500
    1999             -             81,000           -                81,000
    2000             -             83,000           -                83,000
    2001             -             40,000           -                40,000
    2002             -             21,000           -                21,000
    TOTAL       $ 525,051        $488,625      $ 22,500          $1,036,176


  As noted above, the Company is in default of its credit agreements. Subsequent to December 31, 1996, the Company made a portion of its interest payments, but no principal payments, on its outstanding debt. Furthermore, it obtained a $50 million line of credit from the Bank of America which matures in June, 1997. The Company continues to negotiate with all of its lenders in an attempt to reach a consensual agreement. See Notes 8 and 14 for additional information.

  6)  DIVIDEND RESTRICTIONS
  Management does not expect that dividends will be paid in the foreseeable future.

  7)  STOCK OPTIONS
  Under the terms of Mercury's 1989 Stock Option and Incentive Compensation Plan ("the Plan"), 24,837,036 common shares were reserved for the future granting of options to officers, non-employee directors and other key employees. Options become exercisable in whole or in part up to two years after the date of grant at the closing price of Mercury's common stock on the date of grant. Options are forfeited upon termination of employment. Shares available for future grants totaled 134,055 at December 31, 1996.

  Activity with respect to stock options was as follows (as adjusted for all stock splits):


                                                          1996


    Outstanding January 1                               8,714,492
    Options granted (average price of
      $11.10 in 1996)                                   1,300,250
    Forfeited                                            (543,250)
    Options exercised (average price of
      $4.48 in 1996)                                   (1,503,573)
    Outstanding December 31                             7,967,919


  The average option price under the plan was $10.53 at December 31, 1996.

  Under the provisions of SFAS 123, the Company has elected to continue to account for the Plan under the provisions of APB Opinion No. 25 and make the necessary pro forma net income and earnings per share disclosures required by SFAS 123. Subsequent to December 31, 1996, upon the announcement of the discovery of the accounting irregularities and financial statement restatement described in Notes 8 and 14, the market value of the Company's common stock declined dramatically. Management thus believes that the market value of the Company's common stock during 1996 was overstated. Because a key component of the fair value calculation (and the related pro forma net income and earnings per share disclosures) is the market value of the Company's stock, the fair value and other disclosures required under SFAS 123 for 1996 are not considered meaningful.

  8)  CONTINGENCIES AND LEGAL MATTERS
  The Company has been named as a defendant in a variety of lawsuits generally arising from the Company's announcement on January 29, 1997 that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities. To date, forty actions against the Company are pending in United States District Court for the Northern District of Illinois, five cases are pending against the Company in Illinois Chancery Court, nine cases are pending in the Delaware Chancery Court. One case is pending in Hamilton County, Ohio, Municipal Court. The complaints seek compensatory damages, attorneys' fees and costs.

  Thirty-nine of the lawsuits pending in the Northern District of Illinois are class actions which allege claims under Section 10 of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. These lawsuits name one or more officers or directors of the Company as additional defendants. The other case pending in the Northern District of Illinois alleges derivative claims seeking to recover damages on behalf of the Company from certain of the Company's officers and directors. The thirty-nine non-derivative cases pending in the Northern District of Illinois were consolidated pursuant to a Stipulation entered on April 30, 1997. Certain plaintiffs have filed motions for appointment of one or more lead plaintiffs, each of which is pending.
  Two of the Illinois state court actions are class actions alleging claims under the Illinois Securities Act, the Illinois Consumer Fraud and Deceptive Business Practices Act and common law claims of fraud and negligent misrepresentation. The other Illinois state court actions are derivative actions which seek to recover damages on behalf of the Company from certain of the Company's officers and directors. Each of the Delaware state court actions is a derivative action which seeks to recover damages on behalf of the Company from certain of the Company's officers and directors. The case pending in Municipal Court in Hamilton, Ohio, alleges violations of Ohio State securities law and common law. The Company is unable to predict the potential financial impact of the litigation.

  The Securities and Exchange Commission is investigating the events giving rise to the accounting irregularities. Those events are also under investigation by the United States Attorney for the Northern District of Illinois and the Federal Bureau of Investigation, which executed a search warrant on the Company's premises on February 3, 1997. The Company is cooperating fully in these investigations.

  A Special Committee of the Board of Directors has substantially completed its ongoing investigation of the matters discussed above. In the opinion of management, the accompanying financial statements reflect all material information learned to date.

  On January 10, 1997, the Company entered into an agreement (the "Agreement") with BankBoston Corporation ("BankBoston") pursuant to which the Company was to acquire all of the outstanding stock of Fidelity Acceptance Corporation, a subsidiary of BankBoston, in return for the issuance of approximately 32.7 million shares of the Company's common stock. On January 30, 1997, BankBoston notified the Company that it was terminating the Agreement as a result of breaches of the Agreement resulting from the accounting irregularities described above. On July 10, 1997 BankBoston notified Mercury that BankBoston intended to seek appropriate compensation for its damages resulting from such breaches.

  In the normal course of its business, Mercury and its subsidiaries are named as defendants in legal proceedings. A number of such actions, including fifteen cases which have been brought as putative class actions, are pending in the various states in which subsidiaries of Mercury do business. It is the policy of Mercury and its subsidiaries to vigorously defend litigation, but Mercury and (or) its subsidiaries have and may in the future enter into settlements of claims where management deems appropriate. Although management is of the opinion that the resolution of these proceedings will not have a material effect on the financial position of Mercury, it is not possible at this time to estimate the amount of damages or settlement expenses that may be incurred.

  No provision has been made in the consolidated financial statement for the costs or expenses that have been or will be incurred subsequent to 1996 with respect to any of the above matters.

  9)  PENSION PLANS AND OTHER EMPLOYEE BENEFITS
  Substantially all employees of Mercury are covered by non-contributory defined benefit pension plans. Total pension expense aggregated $770 in 1996.

  The following table sets forth the funded status of Mercury's qualified plans amounts recognized in the 1996 consolidated financial statements (dollars in thousands):


                                                        1996


    Actuarial present value of
      benefit obligation:
    Accumulated benefit obligations,
      including vested benefits of
      $6,231                                           $  7,024
    Projected benefit obligation
      for service rendered to date                     $(10,686)
    Plan assets at fair value                            13,638
    Plan assets in excess of
      projected benefit obligation                        2,952
    Unrecognized net asset
      as of December 31, being
      recognized over 15-22 years                          (391)
    Unrecognized net gain                                (3,272)
    Unrecognized prior service cost                         100
    Prepaid (accrued) pension expense                  $   (611)
    Components of net pension expense:
    Service cost-benefits earned
      during the period                                $  1,060
    Interest cost on projected
      benefit obligation                                    727
    Actual return on plan assets                         (2,085)
    Net amortization and deferral                         1,068
    Net periodic pension expense                       $    770


  The weighted average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% at December 31, 1996. The rates of increase in future compensation were 5.5% - 7% at December 31, 1996. The expected long-term rate of return on plan assets in 1996 was 9%.

  Mercury also maintains a nonqualified, unfunded pension benefit plan for certain employees whose calculated benefit payments under the qualified plan are expected to exceed the limits imposed by Federal tax law. The projected benefit obligations of the plan, and the expenses related to this plan, are not material.

  Mercury has an employee stock purchase plan and a tax deferred Retirement Savings Trust (401(k)) plan. Employees are eligible to participate in the plans after having attained specified terms of service. Both plans cover substantially all full time employees of Mercury and provide for employee contributions and partial matching contributions by Mercury. The expenses related to these plans are not material.

  Subsequent to December 31, 1996, as discussed in Note 7, the market value of the Company's common stock declined dramatically. Both the employee stock purchase plan and Retirement Savings Trust (401(k)) plan hold significant shares of Mercury's stock.

  10)  INCOME TAXES
  The total income tax benefit reflected in shareholders' equity for stock options exercised was $4,400 in 1996. Temporary differences between the amounts reported in the financial statements and the tax basis of assets and liabilities result in deferred taxes. Deferred tax assets and liabilities at December 31, 1996, were as follows (dollars in thousands):


                                                            1996


    DEFERRED TAX ASSETS:
    Allowance for finance credit losses
      and prepaid pension expense                          $37,382
    Unearned premiums and ceding fees                       13,632
    Purchase accounting adjustments                              -
    Other                                                    2,919
    Deferred tax assets                                     53,933
    DEFERRED TAX LIABILITIES:
    Unrealized appreciation on
      available-for-sale securities                            507
    Policy acquisition costs                                18,011
    Other                                                    2,059
    Deferred tax liabilities                                20,577
      Net deferred tax assets                              $33,356


  No valuation allowance for deferred tax assets has been recorded at December 31, 1996, as Mercury believes it is more likely than not that the deferred tax assets will be realized in the future. This conclusion is based on the extremely short period in which the existing deductible temporary differences, primarily related to finance credit losses, will reverse and the existence of sufficient taxable income within the carryback period available under the tax law.

  11)  LEASES
  Mercury and its subsidiaries lease office space generally under cancelable operating leases expiring in various years through 2003. Most of these leases are renewable for periods ranging from three to five years. Future minimum payments, by year and in the aggregate, under operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1996 (dollars in thousands):


                             Year                      Amount


                             1997                     $ 4,085
                             1998                       3,231
                             1999                       2,123
                             2000                       1,107
                             2001 and after               668
                             Total                    $11,214


  It is expected that in the normal course of business, office leases that expire will be renewed or replaced by leases on other properties. Total rent expense approximated $4,392 in 1996.

  12)  DISCLOSURES OF FAIR VALUE OF FINANCIAL INSTRUMENTS
  The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. Fair value estimates are made at a specific point in time for Mercury's financial instruments; they are subjective in nature and involve uncertainties, and matters of significant judgment and, therefore, cannot be determined with precision. Fair value estimates assume the continuation of Mercury as a going concern.

  CASH AND CASH EQUIVALENTS
  Due to the short term nature of these items, management believes that the carrying amount is a reasonable estimate of fair value.

  INVESTMENTS
  For bonds, the estimated fair value is based on quoted market price. For other investments, which consist primarily of short-term money market instruments, the carrying amount is a reasonable estimate of fair value.

  FINANCE RECEIVABLES
  The Company's financing program allows for the establishment of interest rates on contracts which typically is the maximum rate allowable by the state in which the branch is doing business. The Company's financing revenues are not materially impacted by changes in interest rates given that the stated rates on existing contracts are the highest allowed by law. As such, the finance receivable balances recorded on a historical basis in the financial statements approximate fair value.

  SENIOR DEBT, COMMERCIAL PAPER
  The debt consists principally of short term commercial paper for which the carrying amount is a reasonable estimate of fair value.

  SENIOR AND SUBORDINATED DEBT, TERM NOTES
  Rates currently available to Mercury for debt with similar terms and remaining maturities are used to discount the future cash flows related to existing debt and arrive at an estimate of fair value.

  The estimated fair values of Mercury's financial instruments at December 31, 1996, prior to the events disclosed in Notes 8 and 14 which have a substantial negative impact on these estimates, were as follows (dollars in thousands):


                                                          1996
                                                  Carrying      Fair
                                                   Amount       Value


    FINANCIAL ASSETS:
    Cash                                        $   20,957   $   20,957
    Investments                                    212,957      213,217
    Finance Receivables                            973,283      973,283
      Total                                     $1,207,197   $1,207,457
    FINANCIAL LIABILITIES:
    Senior Debt, Commercial Paper and
      Notes                                     $  525,051   $  525,051
    Senior Debt, Term Notes                        488,625      476,469
    Subordinated Debt                               22,500       22,711
      Total                                     $1,036,176   $1,024,231


  13)  BUSINESS SEGMENT DATA
  The Finance Segment consists of the noninsurance segment of Mercury. The Insurance Segment consists of Lyndon. The following table presents the business segment data of Mercury (in millions):


                                            1996


    IDENTIFIABLE ASSETS
    Finance                              $1,123.4
    Insurance                               420.0
      Total                              $1,543.4


  14)  GOING CONCERN
  The Company incurred a significant loss in 1996 and substantially all of its outstanding debt is subject to acceleration or has matured by its terms as a result of the Company's defaults of its various lending agreements. As described in Note 5, the Company has obtained interim financing through June, 1997. In addition, the Company is under investigation by the U.S. Attorney for the Northern District of Illinois and has been named as a defendant in various lawsuits generally arising from the restatement of previously reported financial information for 1995 and interim periods in 1996 as described in Note 8. The Company is also incurring significant costs in relation to the special investigation discussed in Note 8 and the resolution of its debt restructuring. The Company is continuing to incur losses in the first quarter of 1997.

  As a result of the above matters, the Board has hired the services of a crisis manager to assist in the turnaround of the business operations. In addition, an investment banker was retained to assist in the refinancing of existing debt and/or explore strategy alternatives. There can be no assurances that the Company will be successful in its attempt to consummate a refinancing or restructuring. Thus, there is substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statement has been prepared on the basis that the Company is a going concern. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.